Exhibit 10.1

EMPLOYMENT AGREEMENT

This employment agreement (this “Agreement”) by and between Scholastic Corporation (“Scholastic” or the “Company”) and Peter Warwick (“Warwick”) is entered into effective as of August 1, 2021.

This Agreement relates to the terms and conditions of Warwick’s employment with Scholastic as Chief Executive Officer and President for the term specified herein.

The parties hereby agree as follows:

1. Employment. Scholastic hereby employs Warwick to serve in the capacity of Chief Executive Officer (“CEO”) and President of Scholastic on the terms and conditions set forth herein. Warwick shall have such powers and authority with respect to the management of Scholastic as is consistent with the by-laws of Scholastic and his position as the senior executive of Scholastic. Warwick shall be responsible to and report solely to the Board of Directors of Scholastic (the “Board”). Warwick is presently a director of Scholastic and he shall remain as a director. While he shall have no committee assignments, he shall be entitled to participate in meetings of each of the committees at his discretion, except for those portions of any meeting that is (A) considering issues in which he has a personal interest (e.g., personal compensation) or (B) considering issues that are reserved only for independent directors.

2. Term. Warwick’s employment term under this Agreement shall commence on August 1, 2021 (the “Effective Date”) and continue through and including July 31, 2024 (the “Expiration Date”), subject to early termination as provided in this Agreement (the “Term”).

3. Base Salary. Scholastic shall pay Warwick an initial annual fixed salary of US$1,000,000 from the Effective Date (“Base Salary”) payable in equal installments in accordance with Scholastic’s standard payroll practices. The Base Salary may be increased but not decreased in connection with Scholastic’s annual review of executive compensation.

4. Discretionary Annual Bonus.

(a) Bonus Opportunity. During the Term, Warwick shall be eligible to receive a discretionary annual bonus, payable in cash (the “Discretionary Bonus”), based upon Scholastic’s fiscal year. The Discretionary Bonus shall be based upon a target opportunity of one hundred twenty-five percent (125%) of Warwick’s Base Salary. Subject to the foregoing, Warwick shall participate in Scholastic’s annual bonus plan on the same basis as the other most senior executives of Scholastic as applied to such executive officers in the “Staff” category; provided, however, that Scholastic’s Human Resources and Compensation Committee (“HRCC”), with input from Scholastic’s human resources department, may develop alternative and/or additional annual performance criteria applicable to the CEO (to be mutually agreed with Warwick), and the weighting to be applied thereto, upon which the determination of the Discretionary Bonus amount, if any, shall be made, any such alternative or additional performance criteria to be established (i) for fiscal year 2022 by September 1, 2021 and (ii) prior to the commencement of fiscal years 2023 and 2024.

(b) For any fiscal year in which Warwick is employed for only a portion of that fiscal year, Warwick shall be eligible to receive a pro-rata Discretionary Bonus following the end of and with respect to that fiscal year under the circumstances provided for in Section 10(d) below.

(c) Notwithstanding the foregoing, in the case of the Discretionary Bonus for fiscal year 2022, the Discretionary Bonus shall be subject to a minimum guaranteed cash payout to Warwick in the amount of $625,000.00.

(d) The Discretionary Bonus shall be payable in a timely manner, but in any event when bonuses, if any, are generally given to Scholastic’s other senior-level employees and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4).

5. Equity Awards

(a) Initial Award of RSUs and Stock Options. In consideration of his becoming CEO and President under this Agreement, Scholastic will recommend to the HRCC that Warwick be granted, under the Scholastic Corporation 2011 Stock Incentive Plan (the “2011 Plan”), an initial equity award with a total value of US$1,500,000, of which 75% shall be in the form of restricted stock units (“RSUs”) (the “Initial RSU Award”) and 25 % shall be in the form of options to purchase shares of Common Stock of Scholastic (“Stock Options”) (the “Stock Option Award”). The exercise price per share of the Stock Options shall be equal to the fair market value of a share of Common Stock on the date of grant determined in accordance with the terms of the 2011 Plan, with the number of shares of Common Stock subject to such option being based upon the Black-Scholes model of calculating the fair value of a stock option, such calculation to include the standard Company metrics, necessary to cause the Black-Scholes value of such option on the grant date to be equal to $375,000. The number of RSUs to be granted will be the number equal to $1,125,000 divided by the fair market value of a share of Common Stock on the date of grant determined in accordance with the terms of the 2011 Plan.

(i) Date of Vesting; Date Exercisable. Subject to Warwick’s continued employment hereunder, the RSUs and Stock Options granted pursuant to Section 5(a) (the “Initial Equity Award”) shall vest in equal installments over a three year period with the first installment vesting upon the first anniversary of the date of grant.

(ii) Exercise of Stock Options. The Stock Option portion of the Initial Equity Grant shall be exercisable by Warwick (or his heirs) for a seven year period, notwithstanding the termination of Warwick’s employment during such period, except as provided in Section 10(a) below if Warwick is terminated by Scholastic for “Cause” (as defined herein) or Warwick voluntarily terminates his employment prior to the end of the Term for other than Good Reason (as hereinafter defined).

(iii) Pre-Existing and Other Equity. The foregoing Initial Equity Award shall be in addition to any equity awards granted to Warwick by Scholastic prior to the Effective Date (the “Pre-Existing Equity”). The Pre-Existing Equity will continue to be governed by its existing terms.

(iv) Award Agreements. Each of the RSU Award and the Stock Option Award shall be subject to terms and conditions of Scholastic’s standard Restricted Stock Unit Agreement and Stock Option Agreement, as modified to reflect the terms and conditions of this Agreement.

(b) Annual Equity Awards. Warwick shall be entitled to receive an annual equity grant, in the form of performance-based RSUs, with a target fair market value of $1,000,000 per annum in respect to each of fiscal years 2022, 2023, and 2024. The number of performance-based RSUs to be granted will be the number equal to the target fair market value of $1,000,000 divided by the fair market value of a share of Common Stock on the date of grant determined in accordance with the terms of the 2011 Plan (or any successor to the 2011 Plan) and no apportionment shall apply in respect to fiscal year 2022 by virtue of the Effective Date of this Agreement.

(i) The performance measures shall be established (i) for fiscal year 2022, prior to September 1, 2021 and (ii) for fiscal years 2023 and 2024, prior to the commencement of each such fiscal year.

(ii) The performance measures will be established annually by the HRCC (with input from the human resources department of Scholastic) in consultation with Warwick and may include some or all of the following measures: (1) success in identifying and mentoring candidates as potential successor as CEO; (2) success in implementing initiatives to centralize certain functions (e.g., strategic marketing, including digital) to create a “one Scholastic” view of the Company for the customer; (3) success centered on a specific business, such as Education Solutions and growth opportunities, and (4) success in carrying corporate priorities, as identified on an annual basis, forward at the business unit level .

(iii) Subject to the attainment, as determined by the HRCC, of the applicable performance goals in accordance with the applicable award agreement, performance-based RSUs granted under this Section 5 shall vest in accordance with the following schedule:

(A) Performance-based RSUs granted in respect of fiscal year 2022 performance shall vest in equal portions over a three year period;

(B) Performance-based RSUs granted in respect of fiscal year 2023 performance shall vest in equal portions over a two year period; and

(C) Performance-based RSUs granted in respect of fiscal year 2024 shall vest entirely after one year.

(iv) Unless vesting is otherwise accelerated under the terms of this Agreement, performance-based RSUs granted under this Section 5(b) shall continue to vest in accordance with the schedule provided in Section 5(b)(iii), notwithstanding the termination of Warwick’s employment for any reason, unless such termination is for “Cause”.

(v) Award Agreements. Each of the performance-based RSU awards shall be subject to terms and conditions of the 2011 Plan (or any successor to the 2011 Plan) Scholastic’s standard Restricted Stock Unit Agreement, as modified to reflect the terms and conditions of this Agreement, as well as the applicable performance goals for the relevant fiscal year and the measurement thereof.

6. Change of Control

(a) Change of Control definition. For purposes of this Agreement, a “Change of Control” shall have occurred:

(i)

if, following the date of this Agreement, any person (individually or as part of a group as defined in Section 13(d)(3) under the Securities Exchange Act of 1934, as amended, other than Iole Lucchese, whether in her capacity as an executor under the Last Will and Testament of M. Richard Robinson, Jr. or in her individual capacity, or her heirs, acquires or otherwise obtains beneficial ownership over or with respect to more than fifty percent (50%) of the shares of Class A Stock of Scholastic then outstanding; or

(ii)

if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Scholastic, there is a sale or disposition of sixty-six and two-thirds percent (66 2/3%) or more of Scholastic’s assets (or consummation of any transaction, or series of related transactions, having similar effect); or

(iii)	if there is a dissolution or liquidation of Scholastic.

(b) Change of Control Severance. If, upon or within twelve (12) months following a Change of Control, Scholastic terminates Warwick’s employment without Cause pursuant to Section 9(f) or Warwick terminates his employment for Good Reason pursuant to Section 9(e), then, subject to Section 10(e), Warwick shall be entitled, in addition to the Accrued Obligations (as defined below), to receive the Severance Benefits (as identified in Section 10(c) below and subject to the terms and conditions set forth therein); provided, however, that the amount of the cash severance payable to Warwick in connection with such a termination of his employment as provided in Section 10(c)(i) shall be equal to twice the present value (using the then prevailing rate of interest charged to Scholastic by its principal lender as the discount rate) of payment of Warwick’s Base Salary through the Expiration Date, such payment to be made as provided in Section 10(c)(i).

(c) Definition of Accrued Obligations. As used in this Agreement, “Accrued Obligations” means accrued but unpaid (i) Base Salary, (ii) expense reimbursement and (iii) vested equity awards.

7. Benefits/Expenses.

(a) During the Term, Warwick shall be eligible for all employee benefits (including health insurance and 401(k) or other retirement plans, participation in the Scholastic Management Stock Purchase Plan, etc.) per Scholastic’s standard benefit programs on terms not less favorable than those provided generally to other senior executives of Scholastic. Warwick shall be entitled to take paid time off without a reduction in salary, subject to the demands and requirements of Warwick’s duties and responsibilities under this Agreement. Warwick shall not accrue any vacation.

(b) During the Term, Scholastic shall, consistent with its normal practice, promptly reimburse Warwick for all travel, entertainment and other reasonable business expenses incurred by him in promoting the business of Scholastic. For the avoidance of doubt, Warwick shall be eligible to travel First Class (or the equivalent thereof) in the case of his business-related air travel, whether U.S. domestic or international.

(c) Notwithstanding the foregoing, nothing contained in this Agreement shall obligate Scholastic to adopt or implement any benefits, or prevent or limit Scholastic from making any blanket amendments, changes, or modifications of the eligibility requirements or any other provisions of, or terminating, in its entirety, any benefit at any time, and Warwick’s participation in or entitlement under any such benefit shall at all times be subject in all respects thereto; provided, however, that Warwick shall be treated no less favorably than other senior executives of Scholastic generally.

8. Devotion of Time/Services. Warwick recognizes that, consistent with his position as CEO, he is required to devote substantially all of his business time and services to the business and interests of Scholastic and, due to Warwick’s high level position, failure to do so would cause a material and substantial disruption to Scholastic’s operations. Consistent with the foregoing, Warwick agrees that he shall not undertake any activity that is in direct conflict with the essential enterprise related interests of Scholastic. As long as Warwick’s meaningful business time is devoted to Scholastic, Warwick may devote a reasonable amount of time to charitable, political and civic activities, so long as these activities do not directly conflict with Scholastic’s interests or otherwise materially interfere with Warwick’s performance under this Agreement.

9. Termination. Warwick’s employment and the Term shall terminate upon the happening of any one or more of the following events:

(a) upon mutual written agreement between Scholastic and Warwick or upon the Expiration Date if the Agreement is still in effect on such date;

(b) upon the death of Warwick;

(c) by Scholastic giving written notice of termination to Warwick during the continuance of any Disability (as defined below) at any time after he has been unable to perform the material services or material duties required of him in connection with his employment by Scholastic as a result of physical or mental Disability (or Disabilities) which has (or have) continued for a period of twelve (12) consecutive weeks, or for a period of sixteen (16) weeks in the aggregate, during any twelve (12) consecutive month period. Notwithstanding any other provision herein, during any period of Disability hereunder which lasts for more than two (2) consecutive weeks, in its exercise of good faith business judgment, and in consultation with Warwick (if practical), the Board may appoint an interim CEO to fulfill the duties and responsibilities of Warwick and such appointment shall not be deemed a breach of this Agreement; provided, however, that upon the termination of Warwick’s Disability, Warwick shall immediately resume the position of sole CEO and his duties and responsibilities in accordance with the terms of this Agreement and the interim CEO shall cease serving in such capacity. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which renders Warwick unable to perform the essential functions of his position, with even reasonable accommodation which does not impose an undue hardship on Scholastic. Scholastic reserves the right, acting reasonably and in good faith, to make the determination of Disability under this Agreement based upon information supplied by Warwick and/or his medical personnel, as well as information from medical personnel (or others) selected by Scholastic or its insurers. Warwick shall have ten (10) business days following written notice by Scholastic to cure the Disability, if such Disability is capable of cure;

(d) by Scholastic giving written notice of termination for Cause. “Cause,” as used herein, means that Warwick has engaged in or committed any of the following: (i) conviction of a felony, except a felony relating to a traffic accident or traffic violation; (ii) gross negligence or willful misconduct with respect to Scholastic, which shall include, but is not limited to, theft, fraud or other illegal conduct, refusal or unwillingness to perform his customary employment duties, sexual harassment, any willful (and not legally protected) act that is likely to and which does in fact have the effect of materially injuring the reputation, business or a business relationship of Scholastic, violation of any fiduciary duty, and violation of any duty of loyalty; (iii) any material breach of this Agreement by Warwick; or (iv) conduct in violation of Section 11 of this Agreement;

(e) by Warwick giving notice of his intention to terminate his employment with Scholastic for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)	a material diminution in Warwick’s position, authority, duties or responsibilities from the level in effect as CEO on the Effective Date;

(ii)	a material reduction of Warwick’s Base Salary or target opportunity Discretionary Bonus as in effect on the commencement of the Term or as the same may be increased from time to time;

(iii)	a requirement by Scholastic that Warwick report to anyone other than the Board; or

(iv)	any material breach by Scholastic of this Agreement or any other compensatory arrangement between Scholastic and Warwick.

Good	Reason shall not include death or Disability.

Warwick shall provide Scholastic written notice of any event claimed to constitute Good Reason within ninety (90) days after the occurrence of the event, and Scholastic shall have an opportunity to cure any claimed event of Good Reason within thirty (30) days after its receipt of such notice from Warwick. Scholastic shall notify Warwick of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and upon receipt of written notice from Warwick of his concurrence that a cure has been effectuated, any notice of termination delivered by Warwick based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate this Agreement. In no instance shall a resignation by Warwick be deemed to be for “Good Reason” if it’s made more than six (6) months following the initial occurrence of any of the events that would otherwise constitute “Good Reason” hereunder.

(f) by Scholastic giving notice to Warwick of termination without Cause.

10. Effect of Termination.

(a) With Cause. If Scholastic terminates this Agreement pursuant to Section 9(d) above, Scholastic shall have no further obligation to pay Warwick any compensation of any kind other than the Accrued Obligations (other than vested equity awards which shall not be retained by Warwick in the event of a termination for Cause).

(b) Death or Disability. In the event of the termination of this Agreement pursuant to Section 9(b) or (c) above, Scholastic shall have the obligation to pay Warwick’s estate or Warwick, as applicable, any Accrued Obligations. In addition, in the event of the termination of this Agreement due to Warwick’s death or Disability, any Pre-Existing Equity, any Stock Options and any RSUs, to the extent then outstanding and unvested, will be fully vested and, in the case of Stock Options, become fully exercisable upon the date of death in the case of death or upon the date of termination for Disability in the case of Disability and Warwick shall also be entitled to receive any amounts payable pursuant to Section 10(d) below.

(c) Termination Without Cause or by Warwick for Good Reason. If Scholastic terminates Warwick’s employment without Cause pursuant to Section 9(f), or Warwick terminates his employment with Scholastic for Good Reason pursuant to Section 9(e), and, in either case, the release requirement under Section 10(e) is met, then Scholastic shall pay Warwick, subject to Section 12(b) and in addition to the Accrued Obligations, the following payments and benefits (collectively, the “Severance Benefits”):

(i)

except as otherwise provided in Section 6(b), a cash severance payment equal to the present value (using the then prevailing rate of interest charged to Scholastic by its principal lender as the discount rate) of payment of Warwick’s Base Salary through the Expiration Date, such payment to be made in a lump sum as soon as practicable after (and in all events not more than sixty (60) days after) the date of Warwick’s Separation from Service; provided, however, that if the 60-day period following Warwick’s Separation from Service spans two calendar years, such payment shall be made within such 60-day period but in the second of the two calendar years;

(ii)

if Warwick timely elects continued health coverage for himself (and, if applicable his eligible dependents) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Scholastic will pay or reimburse Warwick’s COBRA premiums for up to eighteen (18) months following his Separation from Service (provided that Scholastic’s obligation to make any payment pursuant to this sentence shall cease upon the date Warwick becomes eligible for substantially similar coverage under the health plan of a past or future employer).

(iii)

the Pre-Existing Equity, Stock Options and any RSUs, to the extent then outstanding and unvested, will be fully vested and, in the case of Stock Options, become fully exercisable upon the date of Warwick’s Separation from Service.

(iv)	Warwick shall be entitled to receive any amounts payable pursuant to Section 10(d) below.

(d) Payments of Discretionary Bonus in respect of Partial Years. In the event that Warwick’s employment with Scholastic is terminated as a result of (i) his death or Disability, (ii) by Scholastic without Cause or by Warwick for Good Reason, in each case prior to the expiration of the Term, or (iii) as a result of the expiration of the Term, Warwick shall be entitled to receive (x) any Discretionary Bonus accrued (or to be accrued) but unpaid with respect to the last completed fiscal year of the Company preceding the date of his termination of employment, notwithstanding that the date on which such bonuses are normally paid is after the such termination date, and (y) an amount equal to Warwick’s target Discretionary Bonus for the fiscal year in which his employment termination date occurs, multiplied by a fraction, the numerator of which is the number of full months in the year in which Warwick’s employment is terminated that have elapsed at the employment termination date, and the denominator of which is twelve (12), provided that the performance criteria applicable to Warwick are met (if applicable, on a pro-forma basis using the Company’s actual performance through the end of the last full month prior to his employment termination date and the Company’s latest internal projections for the remainder of the fiscal year for the purposes of this determination or otherwise based on the good faith determination of the HRCC as to the level of Warwick’s contribution to or attainment of the applicable CEO goals for such fiscal year).

As used in this Agreement, a “Separation from Service” has the meaning set forth in Section 12(d) below.

If Warwick’s employment with Scholastic is terminated pursuant to Sections 6(b), 9(a) – (c) or 9(e) – (f) above, Warwick shall have no obligation to mitigate and Scholastic shall have no right to offset any income thereafter received by Warwick against Scholastic’s payment obligations to him.

(e) Release. Notwithstanding any other provision herein, Warwick’s right to receive any severance benefits pursuant to Section 6(b) or Section 10(c) of this Agreement shall be subject to his execution and delivery to Scholastic of a general release of claims in a customary form to be provided by Scholastic not more than twenty-one (21) days (forty-five (45) days if required under applicable law) after the date Scholastic provides the final form of release to Warwick (and Warwick’s not revoking such release within any revocation period provided under applicable law). Scholastic shall provide the final form of release agreement to Warwick on the effective date of his Separation from Service.

(f) Resignation from Positions. Following the termination of Warwick’s employment for any reason, if and to the extent requested by the Board, Warwick agrees to resign from the Board and all other offices and positions he holds with Scholastic.

11. Public Morals. Warwick shall act at all times with due regard to public morals, conventions and Scholastic policies as applied to other senior executives of Scholastic. If Warwick commits any act, or if Warwick conducts Warwick’s behavior in a manner, which shall be an offense involving moral turpitude under federal, state or local laws, or which might tend to bring Warwick to public disrepute, contempt, scandal or ridicule based on a commonly held standard and to cause material harm to Scholastic, Scholastic shall have the right to terminate this Agreement upon written notice to Warwick given at any time following the date on which the commission of such act, or such conduct, shall have become known to Scholastic pursuant to Section 9(d)(iv) of this Agreement.

12. Section 409A.

(a) The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to be exempt from or to comply with Internal Revenue Code Section 409A (“Section 409A”) to the extent applicable thereto. Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted and construed consistent with this intent, provided that Scholastic shall not be required to assume any increased economic burden in connection therewith. Although Scholastic intends to administer the Agreement so that it will be exempt from or comply with the requirements of Section 409A, Scholastic does not represent or warrant that the Agreement will be exempt form or comply with Section 409A or any other provision of federal, state, local, or non-United States law. Neither Scholastic, its affiliates, nor their respective directors, officers, employees or advisers shall be liable to Warwick (or any other individual claiming a benefit through Warwick) for any tax, interest, or penalties Warwick may owe as a result of compensation or benefits paid under the Agreement, and Scholastic and its affiliates shall have no obligation to indemnify or otherwise protect Warwick from the obligation to pay any taxes pursuant to Section 409A or otherwise. For purposes of the foregoing, the terms “terminate,” “termination,” “termination of employment,” and variations thereof, are intended to mean a termination of employment that constitutes a “separation from service” as such term is defined under Section 409A. For purposes of this Agreement each payment described in Sections 6(b) and 10(c) shall be treated as a separate payment for purposes of Section 409A.

(b) Notwithstanding any other provision herein, if Warwick is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Warwick’s Separation from Service, Warwick shall not be entitled to any payment or benefit pursuant to Section 7(b) or 10(c) above until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of Warwick’s death. Any amounts otherwise payable to Warwick upon or in the six (6) month period following Warwick’s Separation from Service that are not so paid by reason of this paragraph shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Warwick’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Warwick’s death) and any such payments shall be increased by an amount equal to interest on such payments for the period commencing with the date such payment would have otherwise been made but for this Section 12(b) (the “Original Payment Date”) and ending on the date such payment is actually made, at an interest rate equal to the prevailing rate of interest charged to Scholastic by its principal lender in effect as of the Original Payment Date. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

(c) Any reimbursements by Scholastic to Warwick of any eligible expenses under this Agreement, other than reimbursements that would otherwise be exempt from income or the application of Section 409A, (“Reimbursements”) will be made promptly and, in any event, on or before the last day of Warwick’s taxable year following his taxable year in which the expense was incurred. The amount of any Reimbursements, and the value of any in-kind benefits to be provided to Warwick under this Agreement, other than in-kind benefits that would otherwise be exempt from income or the application of Section 409A, during any of Warwick’s taxable years will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other of his taxable years, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Internal Revenue Code Section 105(b). The right to Reimbursements, or in-kind benefits, will not be subject to liquidation or exchange for another benefit.

(d) As used herein, a “Separation from Service” occurs when Warwick dies, retires, or otherwise has a termination of employment with Scholastic that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

13. Indemnification. Except with respect to claims resulting from Warwick’s willful misconduct or acts outside the scope of his employment hereunder, Warwick shall be defended, indemnified and held harmless by Scholastic (whether during or after the Term) in respect of all claims arising from or in connection with his position or services as an officer of Scholastic to the maximum extent permitted by and in accordance with Scholastic’s Certificate of Incorporation, its By-Laws and under applicable law (including, without limitation and as applicable, advancement of expenses and attorney’s fees), and shall be covered by Scholastic’s applicable directors and officers insurance policy, which coverage shall be no less favorable than that accorded any other officer or director of Scholastic.

14. Company Policies. Warwick shall abide by the provisions of all policy statements, employee manuals, codes of ethics, insider trading policies and any conflict of interest policies of Scholastic or adopted by Scholastic from time to time during the Term and furnished to Warwick in writing or of which he has notice.

15. Property of Scholastic. Warwick acknowledges that the relationship between the parties hereunder is exclusively that of employer and employee and that Scholastic’s obligations to him are exclusively contractual in nature. Scholastic and/or its affiliates shall be the sole owner or owners of all interests and proceeds of Warwick’s services hereunder, including without limitation, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, scripts, audio visual materials, promotional materials, photography and other intellectual properties and creative works which Warwick may prepare, create, produce or otherwise develop in connection with and during his employment hereunder, including without limitation, all copyrights and all rights to reproduce, use, authorize others to use and sell such properties or works at any time or place for any purpose, free and clear of any claims by Warwick (or anyone claiming under him) of any kind or character whatsoever (other than Warwick’s right to compensation hereunder). Warwick shall have no right in or to such properties or works and shall not use such properties or works for his own benefit or the benefit of any other person. Warwick shall, at the reasonable request of Scholastic, execute such assignments, certificates, applications, filings, instruments or other documents consistent herewith as Scholastic may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to such properties or works. Notwithstanding anything to the contrary herein, Warwick’s personal rolodex shall remain his personal property during the Term of this Agreement and following its expiration or earlier termination.

16. Confidential Information. All memoranda, notes, records and other documents made or compiled by Warwick, or made available to him during his employment with Scholastic concerning the business or affairs of Scholastic or its affiliates, shall be Scholastic’s property and shall be delivered to Scholastic on the termination of this Agreement or at any other time on request from Scholastic. Warwick shall keep in confidence and shall not use for himself or others, or divulge to others except in the performance of his duties hereunder, any information concerning the business or affairs of Scholastic or its affiliates which is not otherwise publicly available and which is obtained by Warwick as a result of his employment, including without limitation trade secrets or processes and information reasonably deemed by Scholastic to be proprietary in nature, including without limitation financial information, projections, publication or program or media releases, or plans of Scholastic or its affiliates, unless disclosure is permitted by Scholastic or required by law or legal process.

17. Right to Use Name. During the term, Scholastic shall have the right to use Warwick’s approved biography, name and approved likeness in connection with its business, including in advertising its products and services, but not for use as a direct or indirect endorsement.

18. Miscellaneous.

(a) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any principles of conflict of laws that would require the application of the law of another jurisdiction.

(b) Amendments. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto.

(c) Titles and Headings. Section or other headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of any of the terms or provisions hereof.

(d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings of the parties in connection herewith. Notwithstanding the foregoing, except as expressly set forth herein, the terms and conditions of the agreements that evidence equity-based awards granted by Scholastic to Warwick that are outstanding as of the Effective Date are outside of the scope of the preceding provisions of this Section 18(d) and continue in effect.

(e) Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as specifically provided herein, neither of the parties hereto may assign the rights and duties of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, Scholastic shall assign this Agreement to, and provide for the assumption thereof by, any successor to all or substantially all of its stock, assets and business by dissolution, merger, consolidation, transfer of assets or otherwise.

(f) Jurisdiction. The state and federal courts located in New York County shall have exclusive jurisdiction over any dispute between the parties arising hereunder and the parties hereby submit to said jurisdiction.

19. Limit on Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Warwick under any other Scholastic plan or agreement (such payments or benefits are collectively referred to as the “Payments” for purposes of this Section 20) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in Warwick retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Warwick received all of the Payments (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). In such case, the Payments shall be reduced or eliminated by first reducing or eliminating cash severance payments, then by reducing or eliminating other cash payments, then by reducing or eliminating those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Warwick pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Warwick’s rights and entitlements to any benefits or compensation.

(b) A determination as to whether the Payments shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by Scholastic’s independent public accountants or another certified public accounting firm of national reputation designated by Scholastic (the “Accounting Firm”) at Scholastic’s expense. Scholastic and Warwick shall use their reasonable efforts to cause the Accounting Firm to provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Scholastic and Warwick within five (5) days of the date of termination of Warwick’s employment, if applicable, or such other time as requested by Scholastic or Warwick (provided Warwick reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by Warwick with respect to any Payments, Scholastic and Warwick shall use their reasonable efforts to cause the Accounting Firm to furnish Warwick with an opinion reasonably acceptable to Warwick that no Excise Tax will be imposed with respect to any such Payments. Unless Warwick provides written notice to Scholastic within thirty (30) days of the delivery of the Determination to Warwick that he disputes such Determination, the Determination shall be binding, final and conclusive upon Scholastic and Warwick.

20. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any compensation paid to Warwick pursuant to this Agreement or any other agreement or arrangement with Scholastic or any of its affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by Scholastic or any of its affiliates pursuant to, but solely to the extent required by, any such law, government regulation or stock exchange listing requirement).

21. Severability. Each section, subsection and lesser portion of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful or unenforceable, such provision shall be deemed to be severed from this Agreement, but every other provision shall remain in full force and effect.

22. Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

23. Legal Counsel. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

24. Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

25. Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

26. Notices. All notices to be given pursuant to this Agreement shall be effected either by first class mail (postage pre-paid) or personal delivery in writing (with such notice to become effective upon its receipt by the recipient) as follows:

Scholastic:

Scholastic Corporation

557 Broadway

New York, NY 10012

Attention: General Counsel

Warwick:

Peter Warwick

New York, NY 10014

w/ copy to: attorney

27. Tax Withholding. Notwithstanding anything herein to the contrary, Scholastic may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

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In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

SCHOLASTIC CORPORATION

By:	/s/ Andrew S. Hedden
Name: Andrew S. Hedden
Its: Executive Vice President and General Counsel

/s/ Peter Warwick
Peter Warwick